UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

October 24, 2007

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

580 Westlake Park Blvd., Suite 525
Houston, Texas 77079
(Address of Principal Executive Offices)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                                                ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                                                ☐  Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

On October 24, 2007, BPZ Resources, Inc. (“BPZ”) issued a press release providing an update on its financing activities.  The press release includes an announcement that, on October 22, 2007, the International Finance Corporation (“IFC”) and the Company entered into a non-binding debt term sheet agreement delineating the key terms and conditions for the first tranche of the debt package with International Finance Corporation (IFC), a member of The World Bank Group.  Previously, the Company announced a total debt package, approved by IFC, of $100.5 million.  However, the Company is actively negotiating with IFC to increase the debt package to an estimated $165 million for further development of the assets of the Company.

The initial $120 million financing package was approved by the Credit Committee of the IFC on November 29, 2006, which included an investment of $19.5 million by IFC in BPZ’s common stock which took place on December 18, 2006.  IFC currently holds approximately 10% equity position in the Company with 6.5 million shares.  IFC’s total equity and senior debt investment in the Company, based upon execution and funding of the increased debt agreement, as described above, will reach approximately $185 million.  The increased debt package is subject to final internal approvals by appropriate representatives of both IFC and BPZ.

A copy of the press release dated October 24, 2007 is furnished as Exhibit 99.1 to this report.

Item 9.01.              Exhibits.

(d)           Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated October 24, 2007, and furnished with this report.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: October 24, 2007	By:	/s/Edward G. Caminos
	Name:	Edward G. Caminos
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated October 24, 2007, and furnished with this report.